Exhibit 99.1

Press Release

Release Date: June 13, 2013 at 4:30 p.m. EST	Contact:	Thomas A. Vento, President Joseph R. Corrato, Executive Vice President (215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION

Philadelphia, Pennsylvania (June 13, 2013) –Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today announced that the Boards of Directors of the Company, Prudential Mutual Holding Company (the “MHC”) and the Bank have unanimously adopted a Plan of Conversion and Reorganization (the “Plan”) pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure and will undertake a “second-step” offering of shares of common stock of a new Pennsylvania corporation formed in connection with the conversion.

“We believe that adoption of the Plan is in the best interest of our shareholders and of the Bank’s depositors and customers,” stated Thomas A. Vento, Chairman, President and Chief Executive Officer of the Company. Joseph R. Corrato, Executive Vice President and Chief Financial Officer, stated “As part of our periodic review of the needs of the Company, the Bank and the MHC, we determined that it was the appropriate time to adopt our Plan of Conversion and Reorganization. The proceeds from the second-step offering will further strengthen the Bank’s capital levels and support its lending expansion and diversification, result in a holding company with enhanced financial capability to better serve as a source of strength for the Bank and better position us to carry out our business plan in the future.”

The MHC, which owns approximately 74.8% of the outstanding common stock of the Company (after giving effect to the MHC’s assets), will merge with and into the Company as part of the reorganization and its shares of Company common stock will be extinguished. The Company will then merge with and into the new Pennsylvania corporation. The new holding company will offer and sell shares of common stock in an amount representing the approximate percentage ownership interest currently held by the MHC, based on an independent appraisal. The new holding company will offer shares of its common stock for sale to eligible account holders of the Bank, the employee stock ownership plan and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. The highest priority will be depositors with qualifying deposits as of December 31, 2011. In addition, upon completion of the conversion of the MHC, shares of the Company’s common stock held by public shareholders will be exchanged for shares of common stock of the new Pennsylvania corporation pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest (after giving effect to the MHC’s assets). The exchange ratio will be determined based upon the independent appraisal of the new holding company and the results of the offering.

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The conversion and reorganization is subject to approval of the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC), the depositors of the Bank and regulatory agencies.

Proxy materials setting forth information relating to the conversion and offering will be sent to the shareholders of the Company and the Bank’s depositors for their consideration. The offering will be made only by means of a prospectus in accordance with federal law and all applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The offer is made only by the prospectus when accompanied by a stock order form. The conversion and offering are expected to be completed in the fourth quarter of 2013.

Prudential Savings Bank’s normal business operations will continue without interruption during the conversion and offering process. The transaction will not affect the existing terms and conditions of deposit accounts and loans with Prudential Savings Bank. Deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about anticipated future events. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

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